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                                                                    Exhibit 99.5


               Consent of The Beacon Group Capital Services, LLC


                                                         July 15, 1999

The Board of Directors
Blount International, Inc.
4520 Executive Park Drive
Montgomery, AL 36116

Dear Members of the Board:

     We hereby consent to the inclusion of our opinion letter, dated April 18, 1999, to the Board of Directors of Blount International, Inc. ("Blount"), as Appendix C to the Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Blount and Red Dog Acquisition, Corp., a wholly owned subsidiary of Lehman Brothers Merchant Banking Partners II, L.P., and to the inclusion of the summary of such opinion and the references to such opinion and us under the captions "Summary--Opinion of Financial Advisor," "Information About Blount--Financial Projections", "The Merger--Background of the Merger," "The Merger--Reasons for the Merger; Recommendation to Stockholders" and "The Merger--Fairness Opinion of Financial Advisor."

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                    /s/ THE BEACON GROUP CAPITAL SERVICES, LLC
                                    __________________________________________
                                    The Beacon Group Capital Services, LLC